May 9, 2019

Masateru Higashida
Chief Executive Officer
NuZee, Inc.
2865 Scott St., Suite 107
Vista, CA 92081

       Re: NuZee, Inc.
           Form 10-K for the Fiscal Year Ended September 30, 2018
           Filed February 11, 2019
           Form 10-Q for the Fiscal Quarter Ended December 31, 2018 Filed March 29, 2019
           File No. 0-55157

Dear Mr. Higashida:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Consumer
Products